Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sony Corporation (Sony Kabushiki Kaisha) of our report dated May 31, 2012 except with respect to our opinion on the consolidated financial statements insofar as it relates to the segment information described in Notes 9, 19, and 28 as to which the date is November 9, 2012, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears on Sony Corporation's Form 6-K, dated November 14, 2012.

/s/ PricewaterhouseCoopers Aarata
Tokyo, Japan
December 4, 2012